Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports Third Quarter 2005 Earnings

November 8, 2005, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust, announced its third quarter 2005 operating results. Total revenue for the quarter ended September 30, 2005 increased 14.2% to $33,182,000 compared to $29,044,000 for the 2004 quarter. Third quarter 2005 revenue included $1,801,000 related to resolution of a land use dispute with a property owner adjacent to its Lexington Mall. The resolution of the land dispute, together with the recapture of the Dillard’s store space provides the Company favorable alternatives for redeveloping the shopping center. Operating income before minority interests, real estate sale gains and preferred stock dividends increased 10.2% to $9,694,000 compared to $8,793,000 for the comparable 2004 quarter. After minority interests, real estate sale gains and preferred stock dividends, the Company reported net income available to common stockholders of $5,856,000 or $0.35 per share (basic & diluted) for the 2005 quarter, a per share increase of 6.1% compared to net income available to common stockholders of $5,355,000 or $0.33 per share (basic & diluted) for the 2004 quarter. As a result of the recent developments related to Lexington Mall, the Company increased depreciation expense by $1,515,000 representing a one-time charge related to the shortened useful life of vacant buildings at the property, exclusive of the Dillard’s space. The Company also increased general and administrative expenses by $246,000 for the write-off of abandoned redevelopment costs associated with pre-settlement land use plans. During the 2004 quarter the Company recorded a $572,000 property sale gain resulting from the State of Maryland’s condemnation of a small strip of unimproved land for road widening at the White Oak shopping center.

Overall same property revenue for the total portfolio increased 2.0% for the 2005 third quarter compared to the same quarter in 2004 and same property operating income increased 0.9%. The same property comparisons exclude the results of operations of properties not in operation for each of the comparable reporting periods. The Lexington Mall results are not included in same property performance. Property operating income is calculated as total property revenue less property operating expenses, provision for credit losses and real estate taxes. Same center property operating income in the shopping center portfolio increased 1.6% for the 2005 third quarter, compared to the prior year’s quarter. Same property operating income in the office portfolio decreased 1.0% for the 2005 quarter.

www.SaulCenters.com

For the nine month period ended September 30, 2005, total revenue increased 13.2% to $94,241,000 compared to $83,273,000 for the 2004 period. Operating income before minority interests, real estate sale gains and preferred stock dividends increased 7.2% to $27,285,000 compared to $25,451,000 for the comparable 2004 period. Net income available to common stockholders was $15,337,000 or $0.92 per share (basic & diluted) for the 2005 period, a per share increase of 7.0% (diluted) compared to net income available to common stockholders of $13,946,000 or $0.87 per share (basic) and $0.86 per share (diluted) for the 2004 period. Overall same property revenue for the total portfolio increased 3.2% for the 2005 nine month period compared to the same period in 2004 and same property operating income increased 2.0%. The shopping center portfolio same center operating income increased 2.2% and the office portfolio grew 1.5%.

As of September 30, 2005, 97.2% of the operating portfolio was leased, compared to 94.2% a year earlier. The 2004 leasing percentage was adversely impacted by 133,000 square feet of vacant space in the Lexington Mall which the Company had not leased in anticipation of redeveloping the shopping center. As of September 30, 2005, the Company has been actively planning the redevelopment of the property and has taken the space out of service. On a same property basis, 97.0% of the portfolio was leased, compared to the prior year level of 95.9%. The increase in 2005 leasing percentage resulted from the lease-up of space at Olde Forte and Southside Plaza and to a lesser extent, the full lease-up of Washington Square.

Funds From Operations (FFO) available to common shareholders (after deducting preferred stock dividends) increased 20.7% to $14,856,000 in the 2005 third quarter compared to $12,304,000 for the same quarter in 2004. FFO, a widely accepted non-GAAP financial measure of operating performance for real estate investment trusts, is defined as net income, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains and losses from property sales. The $2,552,000 increase in FFO available to common shareholders in the 2005 quarter resulted primarily from the combination of (1) the resolution of the Lexington Mall land use dispute and (2) increased operating income from retail acquisition and development properties. On a diluted per share basis, FFO available to common shareholders increased 17.5% to $0.67 per share in 2005 compared to $0.57 per share for the 2004 quarter. FFO available to common shareholders for the 2005 nine month period increased 13.3% to $39,594,000 from $34,947,000 during the 2004 period. Diluted per share FFO available to common shareholders increased 9.8% to $1.80 per share in 2005 compared to $1.64 per share for the 2004 period. FFO available to common shareholders before the Lexington Mall impact was $13,301,000 or $0.60 per share (basic & diluted) for the 2005 quarter and $38,039,000 or $1.74 per share (basic & diluted) for the nine months ended September 30, 2005.

On October 31, 2005, Saul Centers paid a quarterly dividend of $0.42 per share on its common stock, representing a $0.02 per share increase (5.0%) over the prior quarter’s dividend and an annualized dividend rate of $1.68 per share.

www.SaulCenters.com

Saul Centers is a self-managed, self-administered equity real estate investment trust headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 42 community and neighborhood shopping center and office properties totaling approximately 7.3 million square feet of leaseable area. Over 80% of the Company’s cash flow is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)
Assets
Real estate investments
Land	$124,915	$119,029
Buildings	534,872	521,161
Construction in progress	57,380	42,618

	717,167	682,808
Accumulated depreciation	(191,699)	(181,420)

	525,468	501,388
Cash and cash equivalents	27,344	33,561
Accounts receivable and accrued income, net	22,448	20,654
Lease acquisition costs, net	17,031	17,745
Prepaid expenses	3,704	2,421
Deferred debt costs, net	5,930	5,011
Other assets	3,337	2,616

Total assets	$605,262	$583,396

Liabilities
Mortgage notes payable	$461,416	$453,646
Dividends and distributions payable	11,247	10,424
Accounts payable, accrued expenses and other liabilities	13,985	12,318
Deferred income	8,427	6,044

Total liabilities	495,075	482,432

Minority Interests	1,484	—

Stockholders’ Equity
Preferred stock	100,000	100,000
Common stock	168	164
Additional paid in capital	119,429	106,886
Accumulated deficit	(110,894)	(106,086)

Total stockholders’ equity	108,703	100,964

Total liabilities and stockholders’ equity	$605,262	$583,396

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Revenue
Base rent	$25,023	$23,324	$73,664	$67,351
Expense Recoveries	5,004	4,448	14,684	12,360
Percentage Rent	407	440	1,418	1,144
Other	2,748	832	4,475	2,418

Total revenue	33,182	29,044	94,241	83,273

Operating Expenses
Property operating expenses	3,437	3,186	10,693	8,948
Provision for credit losses	50	131	183	299
Real estate taxes	2,830	2,325	8,170	7,204
Interest expense and deferred debt amortization	7,525	7,008	22,549	19,908
Depreciation and amortization	7,162	5,511	18,309	15,496
General and administrative	2,484	2,090	7,052	5,967

Total operating expenses	23,488	20,251	66,956	57,822

Operating Income	9,694	8,793	27,285	25,451

Gain on Property Disposition	—	572	—	572

Minority Interests	(1,838)	(2,010)	(5,948)	(6,077)

Net Income	7,856	7,355	21,337	19,946

Preferred Dividends	(2,000)	(2,000)	(6,000)	(6,000)

Net Income Available to Common Stockholders	$5,856	$5,355	$15,337	$13,946

Per Share Net Income Available to Common Stockholders :

Basic	$0.35	$0.33	$0.92	$0.87

Diluted	$0.35	$0.33	$0.92	$0.86

Weighted Average Common Stock Outstanding :

Common stock	16,733	16,227	16,604	16,088
Effect of dilutive options	127	68	103	42

Diluted weighted average common stock	16,860	16,295	16,707	16,130

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Reconciliation of Net Income to Funds From Operations (FFO) (1)
Net Income	$7,856	$7,355	$21,337	$19,946
Less: Gain on sale of property	—	(572)	—	(572)
Add: Real property depreciation & amortization	7,162	5,511	18,309	15,496
Add: Minority interests	1,838	2,010	5,948	6,077

FFO	16,856	14,304	45,594	40,947
Less: Preferred dividends	(2,000)	(2,000)	(6,000)	(6,000)

FFO available to common shareholders	$14,856	$12,304	$39,594	$34,947

Weighted Average Shares Outstanding :
Diluted weighted average common stock	16,860	16,295	16,707	16,130
Convertible limited partnership units	5,236	5,196	5,214	5,193

Diluted & converted weighted average shares	22,096	21,491	21,921	21,323

Per Share Amounts:
FFO available to common shareholders	$0.67	$0.57	$1.80	$1.64

Reconciliation of Net Income to Same Property Operating Income
Net Income	$7,856	$7,355	$21,337	$19,946
Add: Interest expense and deferred debt amortization	7,525	7,008	22,549	19,908
Add: Depreciation and amortization	7,162	5,511	18,309	15,496
Add: General and administrative	2,484	2,090	7,052	5,967
Less: Gain on property disposition	—	(572)	—	(572)
Less: Interest income	(224)	(70)	(521)	(176)
Add: Minority interests	1,838	2,010	5,948	6,077

Property operating income	26,641	23,332	74,674	66,646
Less: Acquisitions & developments	(1,280)	—	(8,869)	(3,953)
Less: Lexington property operating income	(1,846)	(20)	(1,926)	(77)

Total same property operating income	$23,515	$23,312	$63,879	$62,616

Total Shopping Centers	$16,758	$16,487	$43,740	$42,784
Total Office Properties	6,757	6,825	20,139	19,832

Total same property operating income	$23,515	$23,312	$63,879	$62,616

(1)	FFO is a widely accepted non-GAAP financial measure of operating performance of real estate investment trusts ("REITs"). FFO is defined by the National Association of Real Estate Investment Trusts as net income, computed in accordance with GAAP, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property sales. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Consolidated Statements of Cash Flows in the Company’s SEC reports for the applicable periods. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company's operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a supplemental measure of operating performance and along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. FFO may not be comparable to similarly titled measures employed by other REITs.